Exhibit 99.1

Schnitzer Reports Fourth Quarter and Fiscal 2022 Financial Results

Second Best Fiscal Year Earnings in Company's History

Strong Operating Cash Flow of $180 Million in the Fourth Quarter

PORTLAND, Ore.--(BUSINESS WIRE)--October 24, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported financial results for the fourth quarter and fiscal year ended August 31, 2022.

Fourth Quarter and Fiscal 2022 Highlights

  Diluted earnings per share from continuing operations of $0.36 in the fourth quarter. Diluted earnings per share from continuing operations of $5.72 in fiscal 2022.
  Adjusted diluted earnings per share from continuing operations in the fourth quarter of $0.50, which excludes charges of $4 million, or $0.14 per share, related primarily to legacy environmental matters. Adjusted diluted earnings per share from continuing operations of $6.07 in fiscal 2022, which excludes charges of $10 million, or $0.34 per share, related primarily to legacy environmental matters.
  Net income of $11 million in the fourth quarter. Net income of $172 million in fiscal 2022.
  Adjusted EBITDA of $40 million in the fourth quarter. Adjusted EBITDA of $313 million in fiscal 2022.
  Strong operating cash flow of $180 million in the fourth quarter and $238 million in fiscal 2022. Total debt of $249 million at the end of the fourth quarter and debt, net of cash, of $205 million.
  The Company repurchased approximately 1.8% of the outstanding shares of its Class A common stock during the quarter. Share repurchases in fiscal 2022 totaled approximately 3.5% of outstanding shares.

Fiscal 2022 results were the second-best year in the Company's history, driven by a combination of high demand for finished steel and recycled metals, increased ferrous and nonferrous sales volumes, two acquisitions, and benefits from productivity initiatives. After delivering record performance in the first nine months of fiscal 2022, fourth quarter performance was adversely impacted by declining ferrous and nonferrous sales prices and demand, tighter supply flows, and disruptions due to an extended metal shredder outage at the Company's Everett, MA recycling facility, offset in part by the benefits of strong prices for the Company's finished steel products.

Tamara Lundgren, Chairman and Chief Executive Officer, stated, “I am proud of what our team has accomplished during a year of significant volatility. Our results in fiscal 2022 were the second best in the Company's history. We stayed focused on our sustainability framework of People, Planet and Profit, and made significant progress on our strategic initiatives. These include our investments in advanced metal recovery technology systems, launching GRN Steel™, our line of net zero carbon emissions products, and two acquisitions in the Southeast, including our first metal shredding operation in the region. We also delivered our strongest annual operating cash flow since fiscal 2012 and continued to return capital to shareholders through our quarterly dividend and share repurchases."

Ms. Lundgren continued, "Despite current headwinds, we expect the long-term structural trends for recycled metal demand to remain positive, supported by the transition to low carbon technologies, the increased focus on decarbonization, and the expected funding related to the Infrastructure Investment and Jobs Act and the Inflation Reduction Act, including Buy Clean provisions.”

Summary Results
($ in millions, except per share amounts)
	Quarter			Year
	4Q22	3Q22	4Q21	2022	2021
Revenues	$894	$1,010	$846	$3,486	$2,759
Gross margin (total revenues less cost of goods sold)	$85	$176	$126	$488	$453
Gross margin (%)	9.5%	17.4%	14.9%	14.0%	16.4%
Selling, general and administrative expense	$69	$78	$77	$263	$242
Net income	$11	$76	$44	$172	$170
Net income per ferrous ton	$9	$67	$38	$37	$39
Diluted earnings per share from continuing operations attributable to SSI shareholders
Reported	$0.36	$2.52	$1.43	$5.72	$5.66
Adjusted(1)	$0.50	$2.59	$1.81	$6.07	$6.13
Adjusted EBITDA(1)	$40	$119	$80	$313	$289
Adjusted EBITDA per ferrous ton(1)	$32	$105	$69	$68	$66
Cash flows from operating activities	$180	$45	$139	$238	$190

Ferrous sales volumes (LT, in thousands)	1,268	1,129	1,163	4,616	4,408
Avg. net ferrous sales prices ($/LT)(2)	$387	$541	$449	$452	$381
Nonferrous sales volumes (pounds, in millions)(3)	186	201	164	687	593
Avg. nonferrous sales prices ($/pound)(2)(3)	$1.05	$1.12	$1.01	$1.08	$0.88
Finished steel average net sales price ($/ST)(2)	$1,118	$1,129	$920	$1,075	$737
Finished steel sales volumes (ST, in thousands)	125	135	65	465	488
Rolling mill utilization (%)	93%	96%	28%	88%	78%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds
(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Nonferrous sales volumes and average nonferrous prices excludes platinum group metals ("PGMs") in catalytic converters.

Fourth Quarter Fiscal 2022 Financial Review and Analysis

Net income of $11 million and adjusted EBITDA of $40 million in the fourth quarter reflected a sharp sequential decline in selling prices for recycled metals due to lower demand and the weaker economic environment. This led to both a compression in metal spreads and an approximate $23 per ferrous ton adverse impact from average inventory accounting. In the lower price environment, supply flows also tightened. Lower SG&A expense, primarily as a result of lower incentive compensation accruals, and productivity initiatives helped to partially offset inflationary pressure on operating costs, rising regulatory compliance costs, and the impact of the aforementioned Everett shredding operation outage since late June to replace equipment damaged by the December 2021 fire, net of insurance recoveries.

Ferrous sales volumes were up 12% sequentially, primarily resulting from shipments delayed from the third quarter. Compared to the previous quarter, nonferrous sales volumes were down 8%. Ferrous and nonferrous sales volumes were impacted by tighter supply flows resulting from the drop in prices and the extended shredding operation outage at the Company's Everett facility. Average ferrous and nonferrous net selling prices decreased sequentially by 28% and 7%, respectively. Average net selling prices for finished steel products were down 1% sequentially, remaining near the all-time high achieved in the prior quarter, and finished steel sales volumes were down 7%. The mill achieved an average utilization rate of 93%.

The Company generated operating cash flow in the fourth quarter of $180 million, driven by benefits from working capital. Capital expenditures were $52 million in the quarter, including investments in advanced metal recovery technologies, maintaining the business, and environmental projects. Total debt at the end of the fourth quarter was $249 million, and debt, net of cash, was $205 million. On August 22, 2022, the Company increased the total size of its existing revolving credit facility by $100 million to $800 million and extended its maturity to August 2027. The Company’s effective tax rate for the fourth quarter was an expense of 11% and included discrete tax benefits of $2 million during the quarter.

During the fourth quarter, the Company returned capital to shareholders through its 114th consecutive quarterly dividend and the repurchase of approximately 500,000 shares of its Class A common stock for $16 million in open market transactions pursuant to its authorized share repurchase program. Share repurchases for fiscal 2022 represented approximately 3.5% of the Company's outstanding shares of Class A common stock.

For a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial measures section.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable November 29, 2022 to shareholders of record on November 10, 2022. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: Fourth Quarter and Fiscal 2022 Results

A conference call and slide presentation to discuss results will be held today, October 24, 2022, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Stefano Gaggini, Senior Vice President and Chief Financial Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/company/investors/event-calendar.

Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. operates at the intersection of metals recovery, reuse, recycling, and manufacturing. Schnitzer is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico, and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 51 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.1 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod, and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)
(Unaudited)

	Quarter			Year
	4Q22	3Q22	4Q21	2022	2021
Revenues	$894,412	$1,010,087	$845,615	$3,485,815	$2,758,551
Cost of goods sold	809,587	834,375	719,941	2,997,745	2,305,357
Selling, general and administrative expense	69,237	77,672	76,528	263,257	242,463
Income from joint ventures	(1,151)	(762)	(1,875)	(2,740)	(4,006)
Asset impairment charges	638	932	—	1,570	—
Restructuring charges and other exit-related activities	25	26	26	77	1,008
Operating income	16,076	97,844	50,995	225,906	213,729
Interest expense	(3,042)	(2,223)	(898)	(8,538)	(5,285)
Other income (loss), net	(556)	(34)	66	(692)	(455)
Income from continuing operations before income taxes	12,478	95,587	50,163	216,676	207,989
Income tax expense	(1,390)	(20,037)	(6,346)	(44,597)	(37,935)
Income from continuing operations	11,088	75,550	43,817	172,079	170,054
Loss from discontinued operations, net of tax	(37)	(46)	(21)	(83)	(79)
Net income	11,051	75,504	43,796	171,996	169,975
Net income attributable to noncontrolling interests	(699)	(870)	(1,011)	(3,196)	(4,863)
Net income attributable to SSI shareholders	$10,352	$74,634	$42,785	$168,800	$165,112

Net income per share attributable to SSI shareholders:
Basic:
Income per share from continuing operations	$0.37	$2.65	$1.52	$6.01	$5.90
Net income per share	$0.37	$2.65	$1.52	$6.01	$5.90
Diluted:
Income per share from continuing operations	$0.36	$2.52	$1.43	$5.72	$5.66
Net income per share	$0.36	$2.52	$1.43	$5.72	$5.66
Weighted average number of common shares:
Basic	27,803	28,143	28,087	28,084	27,982
Diluted	28,892	29,625	29,882	29,529	29,193
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.7500	$0.7500

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					YTD
	1Q22	2Q22	3Q22	4Q22	2022(6)
Total ferrous volumes (LT, in thousands)(1)	1,148	1,071	1,129	1,268	4,616
Total nonferrous volumes (pounds, in thousands)(1)(2)	153,227	147,145	201,413	185,634	687,419
Ferrous selling prices ($/LT)(3)
Domestic	$431	$418	$516	$389	$438
Foreign	$450	$455	$552	$387	$457
Average	$446	$445	$541	$387	$452
Ferrous sales volume (LT, in thousands)
Domestic	430	408	490	477	1,806
Foreign	718	663	639	791	2,810
Total	1,148	1,071	1,129	1,268	4,616
Nonferrous average price ($/pound)(2)(3)	$1.05	$1.10	$1.12	$1.05	$1.08
Cars purchased (in thousands)(4)	80	73	84	76	312
Auto stores at period end	50	50	50	51	51
Finished steel average sales price ($/ST)(3)	$979	$1,045	$1,129	$1,118	$1,075
Sales volume (ST, in thousands)
Rebar	74	73	99	96	343
Coiled products	25	32	35	28	119
Merchant bar and other	—	1	1	1	3
Finished steel products sold	99	106	135	125	465
Rolling mill utilization(5)	78%	86%	96%	93%	88%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)

Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products. 1Q22 impacted by mill shutdown beginning in May 2021 and subsequent ramp-up of operations.

(6)	May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					YTD
	1Q21	2Q21	3Q21	4Q21	2021
Total ferrous volumes (LT, in thousands)(1)	1,053	977	1,215	1,163	4,408
Total nonferrous volumes (pounds, in thousands)(1)(2)	138,236	135,899	155,657	163,586	593,378
Ferrous selling prices ($/LT)(3)
Domestic	$242	$349	$395	$453	$364
Foreign	$276	$399	$401	$446	$385
Average	$269	$387	$400	$449	$381
Ferrous sales volume (LT, in thousands)
Domestic	388	391	412	309	1,500
Foreign	665	586	803	854	2,908
Total	1,053	977	1,215	1,163	4,408
Nonferrous average price ($/pound)(2)(3)	$0.64	$0.83	$0.97	$1.01	$0.88
Cars purchased (in thousands)(4)	78	80	91	89	338
Auto stores at period end	50	50	50	50	50
Finished steel average sales price ($/ST)(3)	$621	$690	$802	$920	$737
Sales volume (ST, in thousands)
Rebar	94	103	106	50	353
Coiled products	39	32	47	14	132
Merchant bar and other	1	1	—	1	3
Finished steel products sold	134	136	153	65	488
Rolling mill utilization(5)	97%	88%	98%	28%	78%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)

Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products. 4Q21 impacted by mill shutdown beginning in May 2021 and subsequent ramp-up of operations.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)

	August 31, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$43,803	$27,818
Accounts receivable, net	237,654	214,098
Inventories	315,189	256,427
Other current assets	74,740	44,771
Total current assets	671,386	543,114
Property, plant and equipment, net	664,120	562,674
Operating lease right-of-use assets	122,413	131,221
Goodwill and other assets	368,678	257,354
Total assets	$1,826,597	$1,494,363

Liabilities and Equity
Current liabilities:
Short-term borrowings	$6,041	$3,654
Operating lease liabilities	21,660	21,417
Other current liabilities	353,872	327,779
Total current liabilities	381,573	352,850
Long-term debt, net of current maturities	242,521	71,299
Environmental liabilities, net of current portion	55,469	52,385
Operating lease liabilities, net of current maturities	101,651	113,165
Other long-term liabilities	86,909	64,885
Total liabilities	868,123	654,584

Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	953,979	835,764
Noncontrolling interests	4,495	4,015
Total equity	958,474	839,779
Total liabilities and equity	$1,826,597	$1,494,363

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to SSI shareholders, adjusted EBITDA, and adjusted EBITDA per ferrous ton which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations including pre-acquisition expenses, asset impairment charges, charges related to non-ordinary course legal settlements, restructuring charges and other exit-related activities, and the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings per share from continuing operations attributable to SSI shareholders
($ per share)	Quarter			Year
	4Q22	3Q22	4Q21	2022	2021
As reported	$0.36	$2.52	$1.43	$5.72	$5.66
Charges for legacy environmental matters, net, per share(1)	0.10	—	0.43	0.25	0.47
Business development costs, per share	0.02	0.03	0.05	0.09	0.07
Asset impairment charges, per share	0.02	0.03	—	0.05	—
Charges related to legal settlements, per share(2)	—	0.02	—	0.02	0.01
Restructuring charges and other exit-related activities, per share	—	—	—	—	0.03
Income tax benefit allocated to adjustments, per share(3)	—	(0.02)	(0.10)	(0.07)	(0.13)
Adjusted(4)	$0.50	$2.59	$1.81	$6.07	$6.13

Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Quarter			Year
	4Q22	3Q22	4Q21	2022	2021
Net income	$11	$76	$44	$172	$170
Plus interest expense	3	2	1	9	5
Plus income tax expense	1	20	6	45	38
Plus depreciation and amortization	20	19	15	75	59
Plus charges for legacy environmental matters, net(1)	3	—	13	8	14
Plus business development costs	1	1	1	3	2
Plus asset impairment charges	1	1	—	2	—
Plus charges related to legal settlements(2)	—	1	—	1	—
Plus restructuring charges and other exit-related activities	—	—	1	—	1
Adjusted EBITDA(4)	$40	$119	$80	$313	$289

Ferrous sales volume (LT, in thousands)	1,268	1,129	1,163	4,616	4,408
Adjusted EBITDA per ferrous ton sold ($/LT)	$32	$105	$69	$68	$66
LT = Long Ton, which is equivalent to 2,240 pounds
(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)	Charges related to a legal settlement in connection with a claim by a utility provider for past charges.
(3)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(4)	May not foot due to rounding.

Reconciliation of debt, net of cash
($ in thousands)
	August 31, 2022	May 31, 2022	August 31, 2021
Short-term borrowings	$6,041	$5,764	$3,654
Long-term debt, net of current maturities	242,521	316,108	71,299
Total debt	248,562	321,872	74,953
Less: cash and cash equivalents	43,803	16,125	27,818
Total debt, net of cash	$204,759	$305,747	$47,135

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, sales volumes, and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions, inflation, and rising interest rates; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; the potential impact of adopting new accounting pronouncements; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital projects, including investments in processing and manufacturing technology improvements; the cyclicality and impact of general economic conditions; the impact of inflation, rising interest rates, and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; the impact of pandemics, epidemics or other public health emergencies, such as the COVID-19 pandemic; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; translation risks associated with fluctuation in foreign exchange rates; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com